EXHIBIT 99.1



                         CORPORATE GOVERNANCE PRINCIPLES

                            The ServiceMaster Company
               (adopted by the Board of Directors October 4, 1996, amended
                 March 8, 2002 and amended and restated January 30, 2004)

         The Board of Directors of the Company has adopted the following Corporate Governance Principles to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The Board will continue to assess the appropriateness of these Principles and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company.

Purpose

         The purpose of these Principles is to describe the manner in which the Company will be managed by or under the direction of its Board within the framework of its corporate objectives To Honor God In All We Do, To Help People Develop, To Pursue Excellence, and To Grow Profitably and for the benefit of its shareholders.

         These principles are intended as a guide. They do not supersede or replace the Company's Amended and Restated Certificate of Incorporation or Bylaws, nor are they intended to govern or limit the enforceability or validity of any action taken by the Company, its Board, or any committee of the Board. These principles do not impose or impute a higher duty or standard of care for the Board or any individual director than would otherwise be required by law.

Director Qualifications

     1.  Number of  Members of the Board.  The Board  shall have at least  three
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members in  accordance  with Article 7.1 of the  Company's  Amended and Restated
Certificate of Incorporation. The Board shall have the objective of having ten to twelve members with no more than two members from management. Additional members may be appropriate from time to time in order to accommodate the availability of one or more outstanding candidates.

     2.  Selection  of Members  of the  Board.  The  Governance  and  Nominating
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Committee is responsible for reviewing the  qualifications  of, and recommending to the Board, nominees for membership on the Board. The Governance and Nominating Committee shall recommend to the Board guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Board shall strive to have a diversity of gender, ethnicity, culture and race. Members should in general have skills, experience or expertise in one or more of
the  following  areas:  finance,  accounting,   information  technology,  senior
management of a major company, federal or state government agencies or contracting practices, marketing, strategic planning, human resources, ethical training, and regulatory and compliance.


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     3. Independence  Requirements.  The majority of the Board shall satisfy the
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independence  requirements of Article 7.5 of the Company's  Amended and Restated
Certificate of Incorporation. Unless otherwise determined by the Board, each member of the Board other than a member who is an officer of the Company shall, at a minimum, satisfy the independence requirements under the New York Stock Exchange listing standards. To be considered independent under the New York Stock Exchange listing standards, no director may:

     a. have a material relationship with the Company (as affirmatively determined by the Board), either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company; provided, that a director will not be considered to have a material relationship with the Company if (i) the director is a partner, principal, counsel or advisor to, shareholder, director or officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company and the director does not receive any compensation (paid, deferred or otherwise) as a direct result of such business with the Company and (ii) the director is an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1% (and no more than $50,000) of that organization's total annual charitable receipts (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose); provided, further, that a director will be considered to have a material relationship with the Company if the director is an officer of another company that is not a charitable organization and any of the Company's present executives serves on that other company's board of directors;

     b. be an employee, or have an immediate family member who is an executive officer, of the Company;

     c. receive, or have an immediate family member who receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

     d. be affiliated with or employed by, or have an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

     e. be employed, or have an immediate family member who is employed, as an executive officer of another company where any of the Company's present executives serve on that other company's compensation committee; or

     f. be an executive officer or an employee, or have an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

         An immediate family member includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home.

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         No director will be considered independent until a period of three years (or any shorter period provided under the New York Stock Exchange listing standards) has elapsed from the end of the relationships described in subsections (b)-(f) above.

         The Company will disclose in its proxy statement the Board's determinations regarding the independence of each director.

     4.  Committee  Independence  Requirements.  Each  member  of the  Audit and
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Finance  Committee,   Compensation  and  Leadership  Development  Committee  and
Governance and Nominating Committee shall satisfy the independence requirements and membership criteria set forth in its respective charter.

     5. Ethics and  Conflicts  of  Interest.  The Board  expects all  directors,
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officers and  employees to act  ethically  and adhere to the  Company's  Code of
Conduct. The Board will not permit any waiver of any ethics policy for any director, executive officer or other member of the Company's senior management. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer and the presiding director.

     6. Retirement Age, Term Limits and Evaluation of Director Performance. Each
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director  must be younger than the age of 70 at the date he or she is elected to the Board. Subject to the Company's Bylaws, the Board shall have the authority to make exceptions to this policy under circumstances to be determined by the Board. The Board does not believe it should establish term limits. The
Governance and Nominating Committee shall regularly and timely evaluate the performance of individual directors.

     7. Significant  Change in Status. If a director has a significant change in
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professional  or personal  circumstances,  such as through a change of employer, retirement, a change in job responsibilities or health, the director should tender his or her resignation to the Board. The Board shall then determine whether such change in status makes accepting the resignation desirable.

     8. Service on Other Public Company Boards. A director who also serves as an
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officer of the Company  shall not serve on more than two other  boards of public companies and other directors should not serve on more than four other boards of public companies. No member of the Audit and Finance Committee may serve on the audit committee of more than two other public companies. A director should advise the Chairman of the Board and the Chairman of the Governance and Nominating Committee prior to accepting an invitation to serve on the board of another public company.

Director Responsibilities

     1. Duties. In meeting its responsibilities,  the Board shall act as a whole
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or through a committee. The basic responsibility of the directors is to exercise their business judgment in good faith to act in what they reasonably believe to be the best interests of the Company and its shareholders. Each director is expected to be familiar with the Company's business, to review in advance of meetings the materials distributed and to attend and participate in meetings of the Board and meetings of any committee of which such director is a member. The specific duties and responsibilities of the Board include, among other things, fostering a continued


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understanding  and  implementation  of  the  Company's
corporate objectives; representing the interests of the Company's shareholders in maintaining and enhancing the success of the Company's business; overseeing and interacting with senior management with respect to key aspects of the business including strategic planning, succession planning and management development, operating performance, shareholder returns and budgets and adhering to the Company's Code of Conduct.

     2. Board  Meetings.  The Board  shall meet at least four times  annually at
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such locations as the Board or its Chairman shall from time to time determine. A special meeting of the Board may be called by or at the request of the Chairman or a majority of the Board. Each Board meeting shall be opened with a devotional thought relating to the recognition and application of the first objective of the Company to the operation of the business.

     3.  Agendas.  The  Chairman  shall be  primarily  responsible  for planning
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agendas  for a period of at least 18 months in  advance  with the  objective  of having the Board and its committees informed with respect to material and relevant matters relating to the operation and future direction of the Company. Agendas are distributed in advance to each director. Any director may request an item to be added to an agenda. With respect to each regularly scheduled meeting of the Board, the Board through its Chairman shall determine the agenda of the Board meeting.

     4.  Distribution  of  Materials.  The  Board  and its  committees  shall be
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provided  with  appropriate  materials  in  advance  of each  meeting,  whenever feasible and appropriate. Management shall be responsible for ensuring that the materials are accurate and contain all material information necessary for the director to make an informed decision.

     5. Executive Sessions and Presiding Director. At each meeting of the Board,
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the  non-management  directors of the Company  shall meet in  executive  session without the Company's management. In the event one or more non-management directors is not independent, then only independent directors should meet in executive session at least once a year. In the event the Chairman is not independent, the Board shall select the chairperson of the Audit and Finance Committee, Compensation and Leadership Development Committee or Governance and Nominating Committee to preside at its executive sessions, without management. A presiding director should serve as such for no more than two consecutive years. The duties of such a presiding director include advising the Chairman of matters discussed in executive sessions without management, where appropriate, as well as on Board agenda items and information to be provided to the Board. Alternatively, each time the Board holds executive session without management the Board may select the chairperson of the Audit and Finance Committee, the
Compensation  and  Leadership   Development  Committee  or  the  Governance  and
Nominating Committee to preside. The name of the presiding director or the procedure for selecting the presiding director shall be disclosed in the Company's annual proxy statement. The Company shall also disclose in its annual proxy statement a method for interested parties to contact the presiding director, or the non-management directors as a group, directly.

     6.  Position  of  Chairman  of the Board.  The Board  shall  elect from its
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members a Chairman who may also be the Chief  Executive  Officer of the Company.
The Chairman shall schedule and call Board meetings, prepare the agenda for Board meetings, chair and moderate Board meetings, lead the Board and serve Board committees.

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     7.  Strategic  Review.  The Board  shall  regularly  review  the  strategic
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direction and initiatives of the Company.

     8.  Stock  Ownership.  Each  director  and member of senior  management  is
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encouraged to maintain  ownership of the Company's  common stock.  The Company's stock ownership guidelines require each director and member of senior management to hold a number of shares equal to 50% of (i) the vested shares of restricted stock and (ii) the number of option shares granted to the director and member of senior management after providing for payment of the exercise price and taxes, in each case granted on or after July 17, 2003 until the director leaves the Board or the member of senior management ceases to be employed by the Company. All purchases and sales of the Company's common stock by a director and member of senior management must comply with the Company's Policy Regarding Insider Trading and Confidentiality.

     9. Loans.  The Company shall not directly or indirectly  extend or maintain
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credit,  arrange for the  extension of credit or renew an extension of credit in the form of a personal loan to or for a director or executive officer. An extension of credit maintained by the Company on July 30, 2002 is not subject to this prohibition provided there is no material modification or any renewal of such credit on or after July 30, 2002.

Board Committees

     1. Committee Structure. The Board shall have an Executive Committee,  Audit
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and Finance  Committee,  Compensation and Leadership  Development  Committee and
Governance and Nominating Committee. After considering the recommendation of the Governance and Nominating Committee, the Board shall designate one person to serve as Chairman of each committee. The Board shall establish such additional committees as it deems necessary or appropriate.

     2.  Committee  Charters.  The Executive  Committee may act on behalf of the
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Board  between  Board  meetings.  Each  of  the  Audit  and  Finance  Committee,
Compensation and Leadership Development Committee and Governance and Nominating Committee shall have its own charter approved by the Board. Each charter shall set forth the purposes, duties and responsibilities of the committee.

     3. Frequency and Length of Committee  Meetings.  Each committee through its
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Chairman  shall  determine  the agenda,  frequency  and length of the  committee meetings consistent with its respective charter. A report on regularly scheduled and special committee meetings shall be made at each regularly scheduled meeting of the Board.

Director Access to Management and Advisers

       Each director shall have access to the management of and advisers to the Company. Each director shall use his or her judgment to ensure that any such contact is not disruptive to the business operations of the Company. The Board and its committees, as set forth in their respective charter, shall have the right to consult and retain independent counsel and other advisers, as they determine necessary or appropriate to carry out their duties, at the expense of the Company.


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Director Compensation

     The Compensation and Leadership Development Committee shall recommend to the Board the compensation of members of the Board who are not employees of the Company in accordance with the policies and principles set forth in its charter. The Compensation and Leadership Development Committee shall consider that a director's independence may be jeopardized when a director's compensation exceeds customary levels, when the Company makes substantial charitable contributions to organizations in which a director is affiliated, or enters into consulting contracts with (or provides other indirect forms of compensation to) a director. Directors who are employees of the Company shall not be eligible to receive compensation for service as a director of the Company.

Director Orientation and Continuing Education

     Each new director shall participate in a director orientation program within a reasonable time after the director is first elected to the Board. The orientation program shall be designed to familiarize new directors with the Company, its management structure and operations, and key operational, financial and other issues. The orientation program shall include a visit to the Company's offices to meet with senior management and visit local branches. Each director should, through seminars, conferences and similar events, remain current in matters relating to governance, disclosure, accounting or industry developments.

CEO Evaluation and Management Succession

     The Compensation and Leadership Development Committee shall review and approve the corporate goals and objectives of the Chief Executive Officer. The Compensation and Leadership Development Committee shall annually evaluate the performance of the Chief Executive Officer in light of the Chief Executive Officer's competencies, corporate goals, objectives, potential and such other considerations as the Committee deems appropriate and determine the Chief Executive Officer's compensation based on such evaluation. The Compensation and Leadership Development Committee shall conduct a review of succession planning and make a report annually to the Board, including plans for interim succession for the Chief Executive Officer in the event of an emergency or the retirement of the Chief Executive Officer.

Evaluation of Board and Committee Performance

     The Governance and Nominating Committee shall conduct annual evaluations of the performance of the Board and its committees. The evaluations shall serve as the basis for a discussion of Board and committee performance.




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